Exhibit (k)

AMENDED AND RESTATED

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATIVE AGENCY AGREEMENT (the “Agreement”) is made as of ________, 2024 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and HL SCOPE RIC LLC, a limited liability company organized under the laws of the state of Delaware (the “Fund”). The Fund and the Administrator are sometimes collectively referred to herein as the “Parties,” and each a “Party.”

WITNESSETH:

WHEREAS, the Fund and the Administrator previously entered into an Administrative Agency Agreement dated March 20, 2024 (the “Administrative Agency Agreement”) whereby the Fund retained the Administrator to render certain services to the Fund;

WHEREAS, the Fund and the Administrator wish to amend and restate the Administrative Agency Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree as follows:

1. Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1 properly certified or authenticated copies of the resolutions of the Fund’s managing member authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2 a copy of the Fund’s most recent Offering Memorandum;

2.3 copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or member servicing plans;

2.4 a copy of the Fund’s valuation procedures; provided, however, that the Fund may cause the Investment Manager to deliver such valuation procedures;

2.5 a copy of the Fund’s Limited Liability Company Agreement;

2.6 any other documents or resolutions (including but not limited to directions or resolutions of the managing member) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator. Subject to the supervision and direction of the Fund’s managing member, the Administrator will perform the administrative services described in Appendix A hereto (the “Services”). Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Administrator will maintain and retain such records as are created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third-party storage facilities.

3.2 Use of Agents The Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent shall not relieve the Administrative Agent of its obligations under this Agreement, and the Administrative Agent shall be responsible for the Agents’ compliance with the provisions hereof, to the extent that the Administrative Agent would itself be liable for such compliance under this Agreement had it performed the relevant obligations.

4. Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of such Fund, liabilities of such Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund is the “client” or “customer” of the Administrator. The Fund further represents that it (or its duly appointed agent) will perform all obligations required under applicable KYC Requirements with respect to members (its “customers,” as defined in the KYC Requirements), and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5. Instructions.

5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund from the assets of the Fund against, any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix B and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund or its Investment Manager.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund, as applicable, or such other persons as the Fund or duly appointed investment manager of the Fund (the “Investment Manager”) shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Fund by name, title or position and will include at least one officer empowered by the Fund to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, members, employees or agents or the Investment Manager or any person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any reasonable out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator. The foregoing sentence is not intended to prohibit the Fund from disputing in good faith the legitimacy of any out-of-pocket disbursements.

7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement; provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix C).

8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of any of the following:

8.1.1 any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, riot, terrorism, insurrection, rebellion, revolution, or civil disorder; or any other act or event beyond the Administrator’s reasonable control;

8.1.2 any provision of any present or future law, regulation or order of a U.S., or non-U.S., federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency;

8.1.3 any provision of any order or judgment of any court of competent jurisdiction;

8.1.4 a fire, flood, earthquake, other elements of nature or acts of God;

8.1.5 any epidemic, pandemic, public health emergency or outbreak (including but not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; and

8.1.6 any other causes or events beyond the Administrator’s reasonable control, regardless of whether such causes or events are foreseeable or are of a nature or type described above.

8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any member or former member of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s (i) willful malfeasance, (ii) fraud, (iii) bad faith, or (iv) negligence in the performance of the Administrator’s obligations and duties.

8.3 Except with respect to the Fund’s indemnification obligation with respect to third parties pursuant to Section 10 (Indemnification), in no event and under no circumstances shall the Administrator or the Fund be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator or the Fund, as applicable, has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix A hereto.

9.1 [Intentionally Omitted]

9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) and any direct damages suffered by the Fund or members in connection with such recalculation. Without limiting the provisions in Section 8 hereof, the Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

9.2.1. The Parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The Parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $0.01 per share of the Fund. If a recalculation of NAV occurs, the Fund agrees to reprocess member transactions or take such other reasonable action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

9.2.2. In no event shall the Administrator be liable or responsible for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund or Investment Manager if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

9.2.3 The Administrator shall not be held accountable or liable for any delays or losses, damages or expenses resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of the Investment Manager and, if applicable, those sources listed on Appendix C), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Investment Manager which would impact the calculation of NAV but which is not communicated to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.4. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former members in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of member goodwill, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which members or former members might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

10. Indemnification. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, fraud, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants. The Administrator may consult with its counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such counsel. The Administrator may consult with a certified public accountant in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant. The Administrator shall exercise reasonable care in the selection of such counsel and certified public accountant.

12. Termination of Agreement. This Agreement may be terminated by either Party in accordance with the provisions of this Section.

12.1 This Agreement may be terminated by either Party pursuant to written notice effective no sooner than ninety (90) days following the date that notice to such effect shall be delivered to the other Party at its addresses set forth herein. Notwithstanding the foregoing provisions, either Party may terminate this Agreement at any time (a) for cause, which as a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating Party, or upon thirty (30) days written notice to the other Party in the event that any Party is adjudged bankrupt or insolvent, or there shall be commenced against such Party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a Party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund from the assets of such Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund, the Investment Manager or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within ninety (90) days of the date of termination of the

Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After ninety (90) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality. Each Party shall treat confidentially the terms and conditions of this Agreement and all information provided by each Party to the other Parties regarding its business and operations. All confidential information provided by a Party hereto shall be used by any other Party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Agents appointed by the Administrator), shall not be disclosed to any third party without the prior consent of such providing Party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of the Administrator or any Agent, any regulatory authority, any auditor or attorney of the Parties, or by judicial or administrative process or otherwise by applicable law.

14. Tape-recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the Parties and supersedes any other oral or written agreements heretofore in effect between the Parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the Party against which enforcement of the amendment or termination is sought.

16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN. THE FUND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FURTHERMORE, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to c/o HL SCOPE RIC LLC, 110 Washington Street, Suite 1300, Conshohocken, PA 19428 or to such other address as the Fund may have designated to the Administrator in writing (including via electronic mail to HLLegalProducts@hamiltonlane.com), or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the other Parties hereto in writing (including via electronic mail for any notices required under this Agreement that do not constitute Instructions as described in section 5 herein), shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund, the Administrator and their respective successors and assigns; provided that neither the Fund, on the one hand, or the Administrator, on the other hand, may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other Party. Each Party agrees that only the Parties and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no member or other stakeholder of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the Parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the Parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. Authorization. The Fund hereby represents and warrants that it has authorized the execution and delivery of this Agreement and that an authorized officer of each have signed this Agreement, including Appendices A, B, and C and the fee schedule hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amended and Restated Administrative Agency Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.

By:

Name:
Title:
Date:

HL SCOPE RIC LLC

By: HL SCOPE RIC Holdings LLC, its Managing Member

By:

Name:	Adam Shane
Title:	Authorized Signatory
Date:

APPENDIX A TO

AMENDED AND RESTATED

ADMINISTRATIVE AGENCY AGREEMENT

Administrative Services

Fund Accounting Services

The Administrator will provide the following fund accounting services to the Fund each day that the Fund and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile the Fund’s investment activity including with respect to:

•	Investment tax lots and transaction activity

•	Subscriptions

•	Redemptions

•	Income

•	Dividends and distributions

•	Principal paydowns

•	Capital activity

•	Establish expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of the Fund against the records of the Custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. The Administrator shall update each security position of the Fund as to the following:

•	Market prices obtained from approved sources including those provided by Hamilton Lane’s Evergreen Valuation Committee or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as provided by Hamilton Lane’s Evergreen Valuation Committee

•	Mark to market of non-base currency positions utilizing the approved sources provided by Hamilton Lane’s Evergreen Valuation Committee or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to the Fund:

•	Amortization/accretion at the individual tax lot level

•	Coordinate the payment of expenses

•	Coordinate, execute and give third-party approval for all cash movements in accordance with the Fund’s offering documents

•	General ledger entries

•	Book value calculations

•	Interface with the investment to determine and reconcile monthly valuations, long/short information, assets under management and all other pertinent information

•	Calculation of Net Asset Value Per Share

•	Monthly accounting package to be delivered for client review and approval (including performance and exposure, share price and Net Asset Value reporting)

•	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants

Financial Reporting Services

•

The Administrator shall accumulate information for and prepare within an agreed upon production cycle, reports for the Fund as agreed to by the parties, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g., manage open items lists, host weekly audit meeting, etc.)

•	Prepare and file one annual Form 24f-2 Notice

•	Prepare one first fiscal quarter report and one third fiscal quarter report on Form N-PORT Part F or two quarterly report Schedule of Investments for Form N-PORT

•	Prepare one annual report on Form N-CEN

•	Prepare one annual and one semi-annual report on Form N-CSR (Note that EDGAR version mailed for these filings will need to be prepared by an external printer; BBH does not provide this service)

•	Assist in monitoring regulatory proposals and changes to accounting, tax and regulatory requirements and related events that may affect the Fund

•

Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement

•	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants

•	Provide expense summary reporting as reasonably requested by the Fund

•	Calculate performance in the manner required by Rule 482 of the Investment Company Act of 1940, as agreed to by the parties.

•	Report performance and other portfolio information to outside persons as agreed to by the parties.

•

Upon acceptance of each above-mentioned reports by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall coordinate with client to file such reports as required, including any applicable executed officer certifications or other exhibits

Compliance Services

The Administrator shall provide the following compliance services to the Fund:

•

From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s registration statement on Form N-2, as modified by the Fund’s disclosure in its shareholder reports included pursuant to Rule 8b-16 under the Investment Company Act of 1940.

•

Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

Investment Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

Description of Standard Tax Support Services

•	Prepare fiscal year-end and excise tax distribution calculations;

•	Prepare income distributions as described in the Fund’s prospectus

•	Provide any tax analysis of portfolio transactions

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•

Prepare tax-related ROCSOP entries for fund accounting purposes Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

•	Prepare Form 1099-NEC, if applicable

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099-DIV reporting

•	Calculate distributions and character of income for ICI Primary

•	Prepare ICI Secondary for supplemental information reporting

•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator

•

Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

•	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns

•	Assist the Fund in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes)

Description of Additional Tax Support Services

•	Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

•	Prepare available tax equalization schedules

•	Prepare quarterly estimates of Qualified Investment Income

•	Prepare quarterly estimates of Qualified Dividend Income

•	Prepare interim estimates of taxable income and capital gains

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•	Assist the Fund’s independent accountants on annual audits or examinations by the SEC or other regulatory authorities, as agreed to by the parties from time to time.

Corporate Secretary and Legal Administration Services

The Administrator shall perform the following Board Support services for the Fund:

•	Maintain calendar for Board matters/approvals

•

Prepare quarterly Board and Audit Committee meeting materials, including notices, scripts, agendas, resolutions, memoranda, minutes, and mail or otherwise transmit applicable material to Board of Directors and such other persons as instructed by Authorized Persons of the Fund

•	Attend quarterly Board and Audit Committee meetings, take minutes of the meetings, make presentations as required and follow up on matters raised at the meetings.

•	In accordance with Rule 31a-2 under the 1940 Act, maintain those records received or created by the Administrator, which are required to be maintained by Rule 31a-1(b)(4) under the 1940 Act

Regulatory Support Services

The Administrator shall perform the following regulatory services for the Fund:

•	Maintain calendar for all regulatory matters

•	Assist the Fund with preparing and filing the Fund’s fidelity bond filing with the SEC

•	Assist the Fund in preparing the annual Form N-PX filing and file the same with the SEC

•	Review and comment on shareholder reports

•	Assist in monitoring regulatory proposals and changes that may affect the Fund

The Administrator shall perform the following additional services for the Fund, subject to mutually agreed upon fees:

*	Prepare proxy statements, notices, scripts, agendas and other solicitation materials and file such materials with the SEC.

*	Prepare shareholder meeting materials, resolutions, script and minutes and attend such meetings

Transfer Agent Services

The Administrator agrees to act as Transfer Agent of the Fund and perform the following functions, subject to any reasonable instructions given by the Fund to the Administrator:

•	Review completed subscription agreements for accuracy and completeness

•	Maintain all associated fund accounts to hold funds in connection with the purchase and redemption of Fund shares

•	Monitor all associated fund accounts for subscription and redemption monies

•	Provide monthly investor statements (via email, mail, or portal)

•	Administer all purchases, transfers and redemptions of Shares;

•	Establish and maintain the investor register and provide copies of the same to persons entitled to inspect or obtain copies of the register;

•	Register Shareholders on the occasion of each purchase and transfer of Shares and cancel entries in respect of Shares redeemed or transferred;

•	Notify the Fund and the relevant Shareholder of the number of Shares purchased and the purchase price paid or due and payable for each Share within such time;

•	Arrange for payment of the proceeds for redemptions of any Shares (whether in cash or in kind) to be redeemed, such amounts to be paid or in-kind investments to be transferred (as the case may be);

•	Issue confirmations and written confirmation of entry/exit on the investor register in respect of purchase and redemption requests; and

•	Retain records for a period as required by Applicable Law for purchase, transfers and redemptions of any Shares.

•	Provide annually, as required, 1099 tax reporting for the income and sale proceeds paid to the single U.S. limited partner shareholder

TA/AML Services

The Fund acknowledges that although the Administrator is agreeing to provide anti-money laundering (“AML”) and sanctions screening services, the Fund remains ultimately responsible for complying with its AML and sanctions obligations and shall, independently:

•	Develop and implement a written AML Program reasonably designed to comply with applicable AML, terrorist financing and sanctions laws and regulations;

•	Designate a person or persons responsible for implementing and monitoring the Fund’s AML Program;

•	Conduct ongoing transaction monitoring of Shareholder activity;

•	File required suspicious activity reports with the appropriate regulatory body when suspicious activity is identified by the Fund;

•	File required sanction related reports with the appropriate regulatory body with notice to the Administrator as applicable when identified by the Fund; and

•	Respond to governmental and regulatory inquiries made of the Fund and notify the Administrator of such, when permitted by Applicable Law.

The Administrator agrees to perform the following AML and sanctions screening services in order to assist the Fund in complying with its own regulatory obligations:

•	Identify and verify Shareholders, including beneficial ownership, relevant parties and source of funds, as required by Applicable Law;

•	Apply due diligence standards based on shareholder type and risk-rating;

•	Conduct enhanced due diligence on Shareholders identified as Politically Exposed Persons or other “High Risk” Shareholders;

•	Screen Shareholders and relevant parties against applicable sanctions lists, as required by
•	Applicable Law;

•	Monitor Shareholders on a periodic basis to assess each Shareholder’s risk rating;

•	Perform ongoing monitoring of Shareholder activity; and

•	Create and maintain records related to the Shareholders and relevant parties, as required by Applicable Law, and provide them to the Fund upon request.

The Services provided under this Appendix shall be carried out in accordance with the principles of the protocols described in the Client Operating Guide (the “Operating Guide”), a copy of which has been provided to the Fund, which may be periodically amended by the Administrator.

APPENDIX B TO

AMENDED AND RESTATED

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

The persons authorized by duly approved resolutions of the Board, as may be updated from time to time by duly approved resolutions of the Board.

APPENDIX C TO

AMENDED AND RESTATED

ADMINISTRATIVE AGENCY AGREEMENT

Authorized Sources

The Investment Manager and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERCONTINENTAL EXCHANGE (“ICE”)

REPUTABLE BROKERS

REFINITIV

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE*

PRICING DIRECT

IHS MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

*

By using Wall Street Office (“WSO”) as an authorized information source, the Investment Manager and Fund are each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Manager and Fund each acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.